                                  EXHIBIT 99.1

ALZA Distributes Shares of Crescendo Pharmaceuticals Corporation

September 30, 1997 9:01 AM EDT

PALO ALTO, Calif., Sept. 30 -- ALZA Corporation (NYSE: AZA) today will complete the previously announced special distribution of shares of Crescendo Pharmaceuticals Corporation Class A common stock to the holders of ALZA common stock and ALZA's outstanding convertible subordinated debentures. Holders of record as of September 18, 1997 will receive one Crescendo share for every 20 shares of ALZA common stock owned, one Crescendo share for every 36 shares of ALZA common stock into which the holder's 5% convertible subordinated debentures are convertible, and one Crescendo share for every 37 shares of ALZA common stock into which the holder's 5 1/4% zero coupon convertible subordinated debentures are convertible. Cash will be distributed in lieu of fractional shares.

Crescendo was recently formed by ALZA for the purpose of selecting and developing new human pharmaceutical products for commercialization, most likely through licensing to ALZA. Prior to the distribution, ALZA contributed $300 million in cash to Crescendo. Under agreements between ALZA and Crescendo, ALZA will undertake the development of products for Crescendo. ALZA has the option to license each Crescendo product, and an option to purchase all the Crescendo Class A common stock at a price set according to a predetermined formula.

The total number of Crescendo shares being distributed is approximately 4,965,471. Crescendo shares will be quoted on the Nasdaq National Market under the symbol "CNDO."

The distribution is expected to be a taxable dividend to the holders of ALZA common stock, and taxable interest to holders of the debentures.

ALZA Corporation is a leader in the development and commercialization of innovative pharmaceutical products using advanced drug delivery technologies to add medical and economic value to drug therapies.